EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports First Quarter 2016 Results

•	First LNG commissioning cargo exported in February marking transition towards operations
Houston, Texas - May 5, 2016 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $74.9 million for the three months ended March 31, 2016, compared to a net loss of $178.7 million for the same period in 2015.
Significant items for the three months ended March 31, 2016 totaled a loss of $22.3 million, compared to a loss of $126.1 million for the comparable 2015 period. Significant items for the three months ended March 31, 2016 related to derivative loss primarily as a result of a decrease in the forward LIBOR curve over the period and loss on early extinguishment of debt associated with the write-off of debt issuance costs by Cheniere Creole Trail Pipeline, L.P. (“CTPL”) as a result of the prepayment of its outstanding term loan. Significant items for the three months ended March 31, 2015 related to loss on early extinguishment of debt related to the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (”SPL”) in connection with the refinancing of a portion of its credit facilities and derivative loss due primarily to contingent interest rate derivatives entered into and changes in long-term LIBOR during the period.
2016 Highlights

•
In February, the first commissioning cargo with LNG produced at the Sabine Pass Liquefaction Project (defined below) was successfully loaded and exported. A total of four LNG commissioning cargoes were loaded and exported during the three months ended March 31, 2016, and a total of seven LNG commissioning cargoes have been loaded and exported to date.

•
In February, Cheniere Partners closed on up to approximately $2.8 billion of senior secured credit facilities (the “CQP Credit Facilities”). The four-year credit facilities consist of a $450 million CTPL tranche term loan, an approximately $2.1 billion Sabine Pass LNG, L.P. (“SPLNG”) tranche term loan, a $125 million debt service reserve credit facility, and a $115 million revolving credit facility. The CTPL tranche term loan was used to prepay the $400 million senior secured term loan at CTPL subsequent to closing of the facilities. Remaining proceeds from the facilities will be used by Cheniere Partners (i) to redeem or repay the approximately $1.7 billion senior secured notes due 2016 and the $420 million senior secured notes due 2020 that were issued by SPLNG, (ii) to pay associated transaction costs and make-whole amounts, if any, and (iii) for general business purposes of Cheniere Partners and its subsidiaries.

Sabine Pass LNG Terminal
We are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of construction and development. Train 1 is expected to reach substantial completion imminently, after which we expect to take over care, custody and control. Train 2 is undergoing the commissioning process. A Train is expected to achieve substantial completion upon the completion of construction, commissioning and successfully satisfying certain tests. Once a Train achieves substantial completion, results from LNG sales will be reflected in the statement of operations.

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Construction on Trains 1 and 2 began in August 2012, and as of March 31, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 98.3%, which is ahead of the contractual schedule. We expect substantial completion of Train 1 to be achieved in May 2016. The commissioning process on Train 2 has commenced, and we expect substantial completion of Train 2 to be achieved in September 2016.

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Construction on Trains 3 and 4 began in May 2013, and as of March 31, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 83.8%, which is ahead of the contractual schedule. We expect Trains 3 and 4 to reach substantial completion in 2017.

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Construction on Train 5 began in June 2015, and as of March 31, 2016, the overall project completion percentage for Train 5 was approximately 28.8%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and Bechtel direct hire construction were approximately 59.1%, 45.1%, 24.2% and 0.4% complete, respectively. We expect Train 5 to reach substantial completion in 2019.

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Train 6 is currently under development, with all necessary regulatory approvals in place. We expect to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an EPC contract, entering into acceptable commercial arrangements and obtaining adequate financing.

	Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Commissioning / Producing LNG	Commissioning	84% Overall Completion	29% Overall Completion
Expected Substantial Completion	1H 2016	2H 2016	2017	2019
Distributions to Unitholders
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of May 2, 2016, and the related general partner distribution on May 13, 2016.

We estimate that the annualized distribution to common unitholders for fiscal year 2016 will be $1.70 per unit.

Through our wholly-owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns 100% of the Sabine Pass LNG terminal located on the Sabine-Neches Waterway less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Through its wholly-owned subsidiary Cheniere Creole Trail Pipeline, L.P., Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

Cheniere Partners, through its subsidiary, SPL, is developing and constructing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners, through SPL, plans to construct over time up to six liquefaction trains, which are in various stages of development and construction. Trains 1 and 2 are undergoing commissioning, Trains 3 through 5 are under construction and Train 6 is fully permitted. Each liquefaction train is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. SPL has entered into six third-party LNG sale and purchase agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues
Regasification revenues	$65,384	$66,718
Regasification revenues—affiliate	1,635	812
LNG revenues	—	—
Other revenues	28	—
Total revenues	67,047	67,530

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	3,904	693
Operating and maintenance expense	17,385	30,540
Operating and maintenance expense—affiliate	10,830	4,773
Development expense	66	1,151
Development expense—affiliate	129	204
General and administrative expense	2,610	3,515
General and administrative expense—affiliate	22,198	21,597
Depreciation and amortization expense	19,388	14,879
Total operating costs and expenses	76,510	61,780

Loss from operations	(9,463)	5,750

Other income (expense)
Interest expense, net of amounts capitalized	(43,452)	(42,845)
Loss on early extinguishment of debt	(1,457)	(88,992)
Derivative loss, net	(20,808)	(37,138)
Other income	274	121
Total other expense	(65,443)	(168,854)

Net loss	$(74,906)	$(163,104)

Basic and diluted net loss per common unit	$(0.08)	$(0.61)

Weighted average number of common units outstanding used for basic and diluted net loss per common unit calculation	57,084	57,080

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	March 31,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$9,815	$146,221
Restricted cash	401,972	274,557
Accounts receivable—affiliate	14,544	1,271
Advances to affiliate	29,356	39,836
Inventory	28,543	16,667
Other current assets	17,986	14,923
Total current assets	502,216	493,475

Non-current restricted cash	13,650	13,650
Property, plant and equipment, net	12,713,379	11,931,602
Debt issuance costs, net	172,959	132,091
Non-current derivative assets	28,210	30,304
Other non-current assets	220,631	232,031
Total assets	$13,651,045	$12,833,153

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$17,131	$16,407
Accrued liabilities	332,288	224,292
Current debt, net	1,785,318	1,673,379
Due to affiliates	78,159	115,123
Deferred revenue	26,669	26,669
Deferred revenue—affiliate	717	717
Derivative liabilities	11,818	6,430
Other current liabilities	93	—
Total current liabilities	2,252,193	2,063,017

Long-term debt, net	10,734,069	10,018,325
Non-current deferred revenue	8,500	9,500
Non-current derivative liabilities	16,210	2,884
Other non-current liabilities	172	175
Other non-current liabilities—affiliate	26,632	26,321

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at March 31, 2016 and December 31, 2015)	259,168	305,747
Class B unitholders’ interest (145.3 million units issued and outstanding at March 31, 2016 and December 31, 2015)	(35,588)	(37,429)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at March 31, 2016 and December 31, 2015)	375,104	428,035
General partner’s interest (2% interest with 6.9 million units issued and outstanding at March 31, 2016 and December 31, 2015)	14,585	16,578
Total partners’ equity	613,269	712,931
Total liabilities and partners’ equity	$13,651,045	$12,833,153

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission.
CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663